Exhibit 1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (the “Agreement”) is entered into as of June 11, 2006, by and among Nolan Quan and Michael Gardner (each, a “Reporting Person” and collectively, the “Reporting Persons”).

WHEREAS, as of the date hereof, each of the Reporting Persons is filing a statement on Schedule 13D (the “Schedule 13D”) with respect to the common stock, no par value per share (“Common Stock”), of Broadcaster, Inc., a company organized under the laws of the State of California (the “Company”);

WHEREAS, each of the Reporting Persons is individually eligible to file the Schedule 13D; and

WHEREAS, each of the Reporting Persons wishes to file the Schedule 13D and any future amendments thereto jointly and on behalf each of the Reporting Persons, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

1.  The Reporting Persons hereby agree that the Schedule 13D is, and any future amendments to the Schedule 13D will be, filed on behalf of each of the Reporting Persons pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

2.  Each of the Reporting Persons hereby acknowledges that, pursuant to Rule 13d-1(k)(1)(i) under the Exchange Act, such Reporting Person is responsible for the timely filing of the Schedule 13D and any future amendments thereto, and for the completeness and accuracy of the information concerning such Reporting Person contained therein, and is not responsible for the completeness and accuracy of the information concerning the other Reporting Persons contained therein, unless such Reporting Person knows or has reason to know that such information is inaccurate.

3.  Each of the Reporting Persons hereby agrees that this Agreement shall be filed as an exhibit to the Schedule 13D, pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative as of the date first above written.

/s/ Nolan Quan
Nolan Quan

/s/ Michael Gardner
Michael Gardner